Contact at Winthrop Realty Liquidating Trust

John Garilli

Investor or Media Inquiries

Phone: (617) 570-4614; e-mail: jgarilli@winthropcapital.com

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FOR IMMEDIATE RELEASE

June 30, 2017

WINTHROP REALTY LIQUIDATING TRUST ANNOUNCES SALE OF ORLANDO, FLORIDA PROPERTY

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Two Additional Properties under Contract for Sale

FOR IMMEDIATE RELEASE – BOSTON, MASSACHUSETTS, June 30, 2017—Winthrop Realty Liquidating Trust (the “Trust”) announced today the sale of its Orlando, Florida property to an independent third party for a gross purchase price of approximately $34.8 million. After satisfying the debt encumbering this property and all closing costs associated with the sale, the Trust received an aggregate of approximately $1.1 million from the sale. The amount received is consistent with the Trust’s estimated net assets in liquidation attributable to this asset at December 31, 2016.

In addition, the Trust has entered into binding contracts to sell its 550-650 Corporetum, Lisle Illinois property and its Summit Pointe apartments property located in Oklahoma City, Oklahoma. Both properties have hard deposits with the buyers and are expected to close in the third quarter of 2017. The contract price for both properties is expected to generate net proceeds to the Trust consistent with the Trust’s estimated net assets in liquidation attributable to these assets at December 31, 2016.

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About Winthrop Realty Liquidating Trust

Winthrop Realty Liquidating Trust was formed to continue the liquidation process of remaining assets held by Winthrop Realty Trust at August 5, 2016. The Trust’s sole purpose is to continue to seek to sell these assets in an orderly fashion to maximize value to its beneficiaries. Subject to certain exceptions related to transfer by will, intestate succession or operation of law, interests in the Trust are not transferable, nor do beneficiaries have authority or power to sell or in any other manner dispose of their interest in the Trust. For more information about the Trust’s remaining assets, please visit our web-site at www.winthropreit.com.